                                                                   Exhibit 10.79

                                         Nightingale & Associates, LLC
                                         Soundview Plaza
                                         1266 East Main Street
                                         Stamford, Connecticut 06902

                                         Tel: 203.359.3855
                                         Fax: 203.359.4551
                                         Email: info@nightingale-associates.org

                                         Principals:
                                         Stephen J. Hopkins
                                         Michael R. D'Appolonia
                                         Kevin I. Dowd
                                         Dennis J. Duckett
                                         Howard S. Hoffmann
                                         S. Douglas Hopkins
November 24, 1999
                                         Senior Advisors:
                                         William J. Nightingale
                                         Tor B. Arneberg

Mr. Theodore N. Gillette
Chief Executive Officer
Vision Twenty-One Inc.
7360 Bryan Dairy Road
Largo, FL 33777

Dear Ted:

         Pursuant to various discussions, Nightingale & Associates, LLC ("N&A") understands that the Board of Directors of Vision Twenty-One Inc. ("Vision21" or the "Company), with the approval of the Company's secured lenders, desires to retain N&A to assume the role of interim CFO with full responsibility for financial oversight and reporting. The following represents in more specific terms our understanding of the scope of such an engagement and the terms under which we would propose to assume such responsibilities.

I.       SCOPE

         N&A will immediately assign Howard S. Hoffmann to assume the position of interim CFO, reporting directly to the Board of Directors of the Company.

         Working closely in conjunction with you, Bruce Maller and other Vision21 senior managers and staff, N&A's responsibilities will include:

         1. Manage The Implementation Of Cash Flow Forecasting And Control Procedures And The Development Of Improved Financial And Management Reporting.

         2. Review And To The Extent Necessary Refine The Detailed Operating Plans For Fiscal 2000.

         3. Support And Actively Participate In Due Diligence And Deal Negotiations With Potential Providers Of Long Term Capital And/Or Potential Buyers Of The Company

                  a. Develop Contingency Plan In The Event That Sufficient Long Term Capital Cannot

                                                     Finding Solutions to
                                                     Complex Business Situations
                                                     Since 1975

Mr. Theodore N. Gillette
Vision Twenty-One Inc.
November 24, 1999
Page 2

                           Be Raised Or Sale Transaction Consummated In The Time Frame Available

         4.       Assist With The Implementation Of The Exit From The PPM
                  Business

         5. Oversee Financial Statement Preparation And Other Financially-Based Reporting Requirements.

         6. Assume Management Supervision Over The MIS Department. This Will Be In Addition To the Usual Managerial Duties Associated with the CFO Position

         7. If Necessary And When Appropriate, Assist In The Recruitment Of A Permanent CFO.

         8. Provide Such Other Counsel, Assistance, And Services As ISC May From Time To Time Request.

II.      DISCUSSION

         It would not be our intention to prepare extensive and detailed written reports because such reports are both time consuming and costly to prepare. Rather, we would submit a highly summarized bullet-point narrative highlight report, supported by factual or pro forma exhibits, covering preliminary findings, conclusions, and recommendations, including recommended next steps, augmented by extensive verbal dialogue and discussion.

         N&A approaches all assignments such as the one under discussion as a team effort with the management and employees of the Company involved. It would be our intention and practice to utilize Company management and employees to undertake fact finding and analysis on our mutual behalf to the greatest extent possible.

         In addition, we would utilize work done by the Company or its professionals and other consultants, to the extent it may be available, in order to avoid or minimize duplication of work. As noted above, with the cooperation of the Company's bank lenders, we would also work with the banks' professionals with the same objective.

III.     RESPONSIBILITY AND STAFFING FOR THE WORK

         Howard S. Hoffmann will be the Officer-In-Charge of this assignment with overall responsibility for the N&A work on the engagement. Michael
         R. D'Appolonia will provide oversight and senior guidance as needed. Due to the accelerated, crisis nature of the project and the present lack of information regarding the availability and/or capability of Company personnel to assist with completion of various urgent tasks, it may be necessary to utilize the services of additional N&A Associates on the project. N&A agrees that it confer with the Company before adding additional Associates to the project team.

Mr. Theodore N. Gillette
Vision Twenty-One Inc.
November 24, 1999
Page 3

IV.      ESTIMATE OF TIME AND COST

         In a highly fluid situation such as is the case with Vision21, it is difficult to provide a definitive estimate of time and cost. However, assuming staffing of the project as indicated below, and that each N&A staff member devotes the time ranges shown below, we estimate N&A professional time fees will range from $62,000 to $86,000 per month. It is N&A's intention to utilize as much as possible information and analyses previously generated, and every effort will be made to avoid duplication of work.


                               TIME ESTIMATE - PER MONTH
-------------------------------------------------------------------------------------
                                    Hourly Billing        Est. Time         Est. Work
N&A Staff Members                        Rates                %                Days
-----------------                   --------------       -----------        ---------
H. S. Hoffmann                           $325            80% - 100%          16 - 22

M. R. D'Appolonia                        $350            80% - 100%           0 - ??

Associate                                $225              0% - ??%           0 - ??

         In addition to professional time fees, out-of-pocket expenses are billed at cost, and generally range from 10% to 20% of professional time fees, depending on the amount of travel involved. Out-of-pocket expenses consist primarily of travel and transportation, meals, lodging, telephone, specifically assignable office assistance and report production.

         Invoices are submitted weekly, and are due and payable upon presentation. Prompt payment of N&A invoices is a prerequisite for N&A's continued work on an engagement.

         Exhibit I, attached, is a summary of N&A professional time billing rates, and terms and conditions for engagement of our firm, and is an integral part of this Engagement Letter.

         N&A fully understands that the Company desire to keep costs to a minimum, commensurate with achieving the objectives of the assignment and given a reasonable degree of comfort relative to the judgments, conclusions, and recommendations involved. You should know that the above cost estimate is just that, an estimate, and is not a guaranteed firm professional time fee cost. Every effort will be made to keep costs to a minimum. The work will be accomplished in less time and at less cost than estimated if it is feasible to do so. Conversely, if circumstances dictate that additional N&A staff is required, or that more time than estimated above is required, the cost estimate could be exceeded. We will advise you as far in advance as possible should we perceive that such a situation could occur.

Mr. Theodore N. Gillette
Vision Twenty-One Inc.
November 24, 1999
Page 4

VI.      ADVANCE DEPOSIT

         N&A requires an Advance Deposit for all assignments of the type described above. Given this situation, N&A requires an Advance Deposit of $50,000 which must be paid simultaneously with beginning project work. At the completion of the project and at the direction of the Company, N&A will either apply the Deposit to any outstanding invoices or, if there are no unpaid invoices owing to N&A, promptly return the Deposit to the Company.

VII.     PERFORMANCE FEES

         For information, N&A charges a Performance Fee, in addition to professional time fees, for selected types of assignments. Assignments where performance fees are charged include acquisitions, divestitures, mergers, refinancing, interim management, and asset recovery management.

         Based on past practices and policies of our firm, N&A proposes a Performance Fee equal to:

                  A. Options to purchase 100,000 shares of the common stock of Vision21, at current market values. All of the unvested options issued under this Paragraph A will become fully vested upon the earlier of 1) the completion of a sale transaction involving the entire managed care division, the entire refractive surgery/ASC division or the entire company or the consummation of a capital infusion of at least $25 million during the term of the engagement or within 60 days following the termination of the engagement, provided such termination occurs on or after January 31, 2000 or 2) December 31, 2000.

                  B. Options to purchase an additional 50,000 shares of the common stock of Vision21, at current market values, if the Company overcomes the immediate liquidity crisis without the utilization of bridge financing from potential buyers of the managed care or refractive surgery units or their affiliates. All of the options issued under this Paragraph B will be fully vested upon issuance.

VIII.    INDEMNIFICATION

         Given the nature of this assignment, N&A will require a release in the form of a "Release and Indemnification" agreement from Vision Twenty-One Inc. prior to undertaking the project. A copy of the "Release and Indemnification" agreement we require is attached as
         Exhibit II.

         The rationale for this requirement is that, to the extent that any adversarial issues or proceedings occur between parties, N&A, by its very presence and activities, could be caught in the "cross fire." Of course, the indemnity excludes gross negligence and/or willful misconduct on the part of N&A or any of its officers, associates or staff.




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Mr. Theodore N. Gillette
Vision Twenty-One Inc.
November 24, 1999
Page 5

IX.      CONFIDENTIALITY OF CLIENT INFORMATION

         N&A recognizes and acknowledges that the firm and its officers and staff have access to proprietary and confidential information in most, if not all, client assignments. N&A assures clients that all such non-public information received by the firm, its officers, and staff from the Company will be held and treated in strict confidence, and will not knowingly be disclosed by N&A, its officers, and staff to third parties.

CAVEAT

         Given the nature of business turnaround/crisis management and related assignments, there can be no assurance that unforeseen problems may not be encountered. In addition, it is likely that difficult and complex judgments and conclusions will have to be made on a rapid basis without full and complete information and analysis readily available. Accordingly, N&A undertakes such assignments on a "Best Efforts" basis only, and makes no representations, warranties or guarantees relative to outcome, performance or results.

                         o o o o o o o o o o o o o o o o



















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Mr. Theodore N. Gillette
Vision Twenty-One Inc.
November 24, 1999
Page 6

         N&A works under an arrangement whereby our services can be terminated by our clients or by ourselves at any time, upon verbal notice followed by written confirmation. Of course, the Company will be responsible for professional time and expense charges up to the time of notice of termination. Should either party contemplate termination, reasonable advance notice is desirable in the interest of orderly phase out and completion of work underway.

         N&A will be working on other client assignments during the period we will be working on this assignment. However, we fully expect to be able to arrange our schedules so that work on this matter will proceed at a mutually satisfactory pace.

         If this Engagement Letter conforms to your understanding of the terms and conditions of our retention, please have the appropriate party signify agreement by signing and returning the enclosed extra copy of this Engagement Letter.

         We look forward to working with the Company on this challenging assignment.


                                                         Sincerely,


                                                         Howard S. Hoffmann


cc: S. J. Hopkins
    M. R. D'Appolonia


READ, UNDERSTOOD AND AGREED TO BY:


Vision Twenty-One Inc.

By: /s/ Theodore Gillette
------------------------------

Title: Chief Executive Officer
------------------------------

Date: 11-26-99
------------------------------

                                    EXHIBIT I


                          NIGHTINGALE & ASSOCIATES, LLC.

                  SUMMARY OF COMPENSATION AND FEE ARRANGEMENTS


I.       PROFESSIONAL TIME FEES AND EXPENSES

         Nightingale & Associates, LLC ("N&A") charges professional time fees on an hourly basis for all assignments. Professional time fees on an hourly basis for Principals and certain Associates of the firm are as shown below:


         Mr. Stephen J. Hopkins            $400        Mr. Charles F. Kuoni       $300
         Mr. Michael R. D'Appolonia        $350        Mr. Eugene A. Reilly       $275
         Mr. Howard S. Hoffmann            $325        Mr. Michael C. Yeager      $225

         Hourly time fees for Associates range from $175 to $350 per hour.

         Out-of-pocket expenses are billed at cost, and generally range from 10% to 15% of professional time fees, depending on the amount of travel involved. Out-of-pocket expenses consist primarily of transportation costs, meals, lodging, telephone, specific client-related office assistance and report production and, in the case of divestiture related assignments, advertising and mailing costs. Out-of-pocket expenses also apply to N&A staff members who reside out of the area when working out of N&A's office in Stamford on a client project. For assignments undertaken for clients domiciled in the State of Connecticut, a 6% professional service tax on professional time fees and Performance Fees also applies.

         Invoices are submitted weekly and are due and payable upon presentation. Prompt payment of invoices is a prerequisite for N&A's continued work on an assignment.

II.      CONTINGENT PERFORMANCE FEES

         For certain types of assignments, including divestitures, interim management, asset recovery management, licensing, acquisitions, mergers, joint ventures, and refinancing, N&A charges a contingent Performance Fee in addition to per diem professional time fees.

         The rationale for the contingent Performance Fee is that N&A can usually materially assist a client in the achievement of more favorable results and returns than would otherwise be the case. N&A brings unique skills and creativity, along with proven and highly successful experience, to those transaction and interim management oriented assignments where Performance Fees are charged.

         The Performance Fee is based upon the size, circumstances, and complexity of each particular situation, and is established and agreed to by mutual consent between the client and prior to formal engagement.

                              ********************

                                   EXHIBIT I


III.     OTHER ENGAGEMENT TERMS AND CONDITIONS

         o N&A works under a policy whereby the services of our firm can be terminated by the client, or by N&A, at any time upon verbal notice, followed by written confirmation.

                  - The client is responsible for professional time fees and expense charges up to the time of notification of termination. In addition, Performance Fee payments, if applicable, are due and payable on a pro rata basis in the event of unilateral termination by the client.

                  - Should N&A resign during the course of an assignment, we agree to remain active and provide every reasonable assistance during a designated transition period to phase in, on an orderly basis, a replacement organization of the client's choosing.

         o Given the nature and complexity of our work, there can be no assurance that unforeseen problems and issues may not be encountered, or that difficult and complex operating judgments and decisions may not have to be made and recommended. Accordingly, N&A undertakes assignments on a "Best Efforts" basis only, and makes no representations, warranties, or guarantees relative to operating results or other performance achieved.

o For most types of assignments, including Company Viability Evaluations for third parties, Interim Management, Operational Turnaround and Asset Recovery/Liquidation Management assignments, N&A requires a broad Indemnity Agreement from the client or other financially responsible party.

                  - The rationale for requiring an Indemnity Agreement is that by their very nature, Viability Evaluations, Interim Management, Operational Turnaround and Asset Recovery Management assignments require a great many decisions and operating judgments to be made on a day to day basis, and the firm necessarily acts as the Agent or representative of its client. To the extent any real or potential adversarial issues or proceedings are related to the situation N&A, by its very presence, could be caught in the "crossfire."

                         o o o o o o o o o o o o o o o o

                                   EXHIBIT II

                           RELEASE AND INDEMNIFICATION

The undersigned, Vision Twenty-One Inc. (the "Company"), acknowledging that Nightingale & Associates, LLC ("N&A") has been engaged to render services to the Company, for and on behalf of itself and its subsidiaries, and the successors and assigns of the Company and its subsidiaries, hereby waives and releases any and all claims or causes of action that it may now have or which may arise in the future against any "Consultant Party" which shall consist of, collectively, N&A and each of its contractors and subcontractors, and all of the employees, officers, directors, shareholders and principals of N&A) arising out of or relating in any way to "Covered Services" (which shall consist of services rendered by any Consultant Party pursuant to the attached agreement relating to the Company or any aspect of its business or assets (whether such services consist of consulting services, management services, or any other type of services) including, without limitation, any loss or claim thereof arising or allegedly incurred as a result of actions taken or omitted to be taken by the Company, its shareholders, or any other party, based in any way upon any recommendations or suggestions by any Consultant Party relating to the Company or any aspect of its business or assets, but excluding from the foregoing waiver and release any claim or cause of action arising out of any act of gross negligence or willful misconduct of any Consultant Party. The Company further hereby agrees to indemnify and hold harmless each of the judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever which may be imposed upon, incurred by or asserted against any of the Consultant Parties arising out of or relating in any way to Covered Services pursuant to the attached agreement including, without limitation, any loss or claim thereof arising or allegedly incurred as a result of actions taken or omitted to be taken by the Company, its shareholders, or any other party, based in any way upon any recommendations or suggestions by any Consultant Party relating to the Company or any aspect of its business or assets; but excluding from the foregoing indemnification obligation any matter arising out of any act of gross negligence or willful misconduct of any Consultant Party.

Dated: November 26, 1999

VISION TWENTY-ONE INC.

By /s/ Theodore Gillette
--------------------------------

Theodore Gillette
--------------------------------
Name

CEO
--------------------------------
Title